LARRY ROGERS TO RETIRE AS SEALY’S PRESIDENT & CEO
AND IS ELECTED TO THE TEMPUR SEALY BOARD OF DIRECTORS

LEXINGTON, KY, MARCH 18, 2014 - Tempur Sealy International, Inc. (NYSE: TPX), the world’s largest bedding provider, today announced the retirement of Lawrence J. Rogers, President and CEO of Sealy Corporation (“Sealy”) effective April 5, 2014. Mr. Rogers’ leadership responsibilities will transition to Tim Yaggi, Chief Operating Officer and David Montgomery, Executive Vice President and President, International. The Company also announced that its Board of Directors has voted to expand its Board to eleven directors and elect Mr. Rogers to the Board of Directors effective March 27, 2014.

“On behalf of everyone at Tempur Sealy, I would like to thank Larry for his incredible loyalty, passion and leadership over the past 34 years at Sealy, as well as his invaluable contribution to the Tempur Sealy merger and integration efforts over the past year,” said Mark Sarvary, President and CEO of Tempur Sealy International, Inc. “We are delighted that he will continue to provide his wealth of bedding industry experience as a member of our Board of Directors.”

Under Mr. Rogers’ leadership, Sealy significantly expanded its international operations and extended its brand reach globally. Mr. Rogers was instrumental in building Sealy Canada into a market leader, leading Sealy’s entrance into South America, and establishing joint venture agreements in China and other Asian markets. His focus on delivering innovative new product offerings also played a critical role in the resurgence of the Stearns & Foster brand and the recent success of the Sealy Posturepedic product offering.

“After more than three decades at Sealy, I have decided that the time is right for me to retire,” Rogers said. “I’ve enjoyed working with Mark to forge a new, stronger company, and I am extremely optimistic about Tempur Sealy’s future. I feel confident that by leading in innovation, customer service, quality and branding, Tempur Sealy will be unbeatable in the marketplace.”

Mr. Rogers joined Tempur Sealy International, Inc. in March 2013 when the Company acquired Sealy, and served as Sealy’s President and Chief Executive Officer from 2008 until his retirement in April 2014. From December 2006 to 2008, Mr. Rogers served as President, North America of Sealy and prior to that as President, Sealy International. Mr. Rogers joined Sealy in 1979 and has also served in numerous other capacities, including President of Sealy of Canada.

About the Company

Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, OptimumTM and Stearns & Foster®. World headquarters for Tempur Sealy International, Inc. is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Contact:
Mark Rupe
Vice President
Tempur Sealy International, Inc.
Investor.Relations@tempursealy.com
800-805-3635